UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 17, 2016

IMMUNE DESIGN CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-36561	26-2007174
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1616 Eastlake Ave. E., Suite 310 Seattle, Washington	98102
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (206) 682-0645

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On October 17, 2016 (the “Effective Date”), Immune Design Corp. (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) and a License Agreement (the “License Agreement”) with TheraVectys SA (“TVS”). The Settlement Agreement and License Agreement resolve the litigation initiated by TVS in July 2014 against the Company, as well as related claims and counterclaims. This litigation is described below, under the heading, “Litigation.”

The following summary of the Settlement Agreement, the License Agreement and the Litigation does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement and the License Agreement, which will be filed as exhibits to the Company’s annual report on Form 10-K for the year ending December 31, 2016, and the description of the Litigation that will be included in that annual report.

As a non-contingent fee for a license to certain present and future intellectual property of TVS and in consideration for the settlement of all claims and disputes between the parties, the Company will pay $6,000,000 (the “Upfront Payment”) into an escrow account. Under certain circumstances set forth below, the escrowed amount would be repaid to the Company. In addition, as an additional non-contingent fee for a license to certain present and future intellectual property of TVS and for the settlement of all claims and disputes between the parties, the Company will pay TVS $1,250,000 when, following the effective date of the Settlement Agreement, the Company raises $25,000,000, in the aggregate, through equity sales, debt or licensing revenue. For licensed products developed under the License Agreement, the company would be obligated to pay development and commercial milestones and royalties, as set forth below.

Settlement Agreement.

Under the Settlement Agreement, TVS has agreed to dismiss all pending litigation brought by TVS against the Company and to withdraw patent opposition proceedings (the “EPO Proceeding”) brought by TVS against the Company’s European Patent No EP 2 456 786 (the “EU Patent”). Also under the Settlement Agreement, the Company and TVS have agreed to a broad release of claims against one another based on acts or omissions arising out of the litigation, or the facts and circumstances giving rise to the litigation. Neither the Company nor TVS is making any admission of liability or wrongdoing under the Settlement Agreement.

The Settlement Agreement provides that, within 30 days of its effective date, the Company will pay the Upfront Payment into escrow. The escrowed amount will be disbursed to TVS as follows:

(a) Fifty percent when Institut Pasteur consents to the granting by TVS to the Company of a sublicense to certain patents licensed by TVS (or to be licensed by TVS) from Institut Pasteur, and the litigation in the United States and Belgium has been dismissed; and

(b) Fifty percent upon the final resolution of the EPO Proceeding if the scope of the EU Patent remains unchanged.

If the events listed in item (a) do not occur by certain agreed time periods, or if the scope of the EU Patent is reduced in anyway, then certain portions of the Upfront Payment will be returned to the Company; provided, that the events described in item (a) above are a condition to the release from escrow of any portion of the Upfront Payment to TVS.

The Settlement Agreement includes customary representations and warranties that each party has made to the other party, as well as an agreement that TVS will not use certain manufacturers with lentiviral vector manufacturing expertise for a defined period of time or for so long as the Company is making use of those manufacturers.

License Agreement.

As part of the settlement of the litigation, the parties have entered into the License Agreement. The License Agreement has an effective date of April 27, 2012, which is the date on which TVS alleges that actionable activity by the Company began, as described below. The License Agreement provides the Company with a field limited, non-exclusive, sublicensable license for oncology uses to certain current and future intellectual property rights owned, controlled and licensed by TVS.

The license granted to the Company is for an unlimited number of the Company’s products, but the scope of the license (i.e., the intellectual property that is the subject of the license) and the payments on account of the license, differ based on the number of the Company’s products that fall within the license grant and when those products are made. The products fall into two main categories.

Generally, the first category consists of four of the Company’s products (including CMB305/LV305, which is regarded as one product). For these products, the license granted by TVS is to certain scheduled patents, other patents controlled by TVS (either now or in the future), and to TVS’s know-how. The economic provisions of the license for each of these four products include the following:

(a) payments by the Company to TVS based on the achievement of certain development and regulatory milestones, in the aggregate amount of $5,750,000, except that with respect to CMB305/LV305, the first two milestone payments do not have to be paid;

(b) royalties paid to TVS based on a low-single digit percentage of each product’s net sales if those sales are made directly by the Company or its affiliates, subject to certain royalty-offset provisions;

(c) a mid-single digit percentage of sublicensing revenues received by the Company for the sublicensing of licensed intellectual property will be paid to TVS; and

(d) a single commercial milestone payment to TVS based on the product achieving a specified net sales amount.

For products beyond those in the first category, the Company may, at its discretion, exercise an option to include those products under a license, as well. If the Company does so, then in addition to an initial license fee, the economic provisions of the license, on a product-by-product basis, are as follows:

(a) payments by the Company to TVS based on the achievement of certain development and regulatory milestones, in the aggregate amount of $5,750,000;

(b) tiered royalties paid to TVS based on low-to-mid-single digit percentages of each product’s net sales, if those sales are made directly by the Company or its affiliates, subject to certain royalty-offset provisions;

(c) a mid-single digit percentage of sublicensing revenues received by the Company for the sublicensing of licensed intellectual property will be paid to TVS; and

(d) a single commercial milestone payment based on the product achieving a specified net sales amount.

The term of the license agreement expires upon the last to expire valid patent claim that is licensed to the Company under the License Agreement. The License Agreement may also be terminated by either party for customary reasons, such as an uncured material breach by the other party, or the other party’s insolvency. The Company may terminate the License Agreement upon 30 days’ prior written notice to TVS.

Litigation.

On or about July 24, 2014, TVS filed a complaint against the Company in the Chancery Court of the State of Delaware. TVS alleged that it had entered into a contractual relationship with Henogen SA, or Henogen, in 2010 with respect to the production of lentiviral vector vaccines for TVS. Henogen is a contract manufacturing organization with which the Company contracted for the manufacture of its LV305 product candidate. TVS alleged that its contractual relationship with Henogen contained an exclusivity provision limiting Henogen’s ability to participate in the manufacturing process of a vaccine based on lentiviral DNA Flap vectors for third parties, as well as a provision preventing Henogen from sharing or using certain TVS confidential technology for manufacturing processes developed by TVS with or for the benefit of others. TVS alleged that the Company entered into a contractual relationship with Henogen in April 2012 to manufacture lentiviral vectors for vaccines, which interfered with its contract with Henogen and resulted in the use TVS confidential information and trade secrets. The complaint also alleged that the Company obtained shipments of lentiviral vectors for vaccines from Henogen and is conducting clinical trials with these lentiviral vectors. On or about December 15, 2014, TVS filed a motion for a preliminary injunction seeking, among other things, to enjoin the Company from making any use of lentiviral vectors pending final resolution of the litigation. A hearing was held on TVS’s motion in January 2015. By order dated March 9, 2015, the Chancery Court denied TVS’ motion for a preliminary injunction. The court has not yet made any final determination on the merits of the lawsuit, which absent the described above, would be determined in a trial on the merits.

In addition to the Delaware action, in October 2014, TVS filed the EU Opposition requesting revocation of the EU Patent.

Item 8.01.    Other Events.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 8.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE DESIGN CORP.

By:    /s/ Carlos Paya, M.D., Ph.D.
Carlos Paya, M.D., Ph.D.
President and Chief Executive Officer

Dated: October 21, 2016